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                                 Exhibit 10.33
                  Employment Agreement Between the Company and
                        Harry Berk Dated January 1, 1997
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                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made and entered into this 1st day of January 1997, by and between AMDL, Inc.. a Delaware corporation (the "Company") and Harry Berk ("Berk").

     In consideration of the mutual covenants, promises and agreements herein contained, the Company and Berk hereby covenant, promise and agree to and with each other as follows:

     1.   Employment. The Company shall employ Berk and Berk shall be employed
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by the Company upon the terms and conditions set forth in this Agreement.

     2.   Positions and Duties of Employment. Berk shall be required to devote
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substantially all his business time to the furtherance of his duties to the
Company. Subject to the direction of the President and the Board of Directors, Berk shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Company in connection with the conduct of the Company's business. While serving in any corporate capacities, Berk shall have the responsibilities, duties, obligations, rights, benefits and requisite authority as is customary for his positions and as may be determined by the President.

     3.   Term. The term of this Agreement shall commence on the date of this
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Agreement and terminate on December 31, 1997, unless earlier terminated as provided below.

     4.   Compensation. Berk shall receive the following as compensation:
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          (a) During the term of this Agreement, Berk shall receive a monthly salary of $6,667. The Company, through action of the Company's President, may at any time during the term hereof increase Berk's salary up to a maximum of ten percent for the remainder of the term. Any greater increase shall be subject to Board of Director approval.

          (b) The Company is considering adopting an incentive compensation bonus plan for its senior executives and other key personnel. If the Company adopts such a plan, Berk shall be entitled to participate in such plan and to receive additional amounts as an incentive compensation bonus. If a plan is adopted by the Company, it is anticipated that the plan will provide for bonuses based upon a percentage of the Company's annual net income. Berk acknowledges that the Company presently has no net income and has never achieved net income from operations. He further acknowledges that the Company presently has no incentive compensation bonus plan, and that such plan to be adopted must be approved by the Board of Directors of the Company.

          (c) The Company shall, at the Company's sole cost and expense, provide Berk and spouse coverage in any group plans or agreements maintained by the Company relating to health insurance or other related benefits in accordance with their respective terms.

          (d) Berk shall be entitled to sick leave, holidays and four week's vacation for each full year of his employment by the Company to be taken in accordance with the regular policies of the Company. Berk's total accrued vacation shall not exceed four weeks and any accrued vacation in excess of four weeks shall be forfeited unless taken prior to the expiration of the term of this agreement.

          (e) Any payment which the Company shall make to Berk pursuant to this Agreement shall be reduced by any amounts required to be withheld with respect to those amounts under and for the purposes of any of the Company's employee benefit plans in which Berk may be participating, or under present and future social security, income tax and other applicable laws or regulations.

          (f) During the term of his employment, Berk shall be reimbursed for reasonable expenses incurred by him for the benefit of the Company. Any direct payment or reimbursement of expenses shall be made only upon presentation of an itemized accounting conforming in form and content to standards prescribed by the Internal Revenue Service relative to the substantiation of the deductibility of business expenses.
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     5.  Stock Options. The Company shall grant Berk options to purchase up to
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100,000 shares of the Company's common stock at an exercise price equal to the closing bid price on the date of approval of this agreement by the Board of Directors of the Company. All of such 100,000 options be part of and granted under the proposed 1997 Employee Stock Option Plan ("Plan") being considered by the Corporation. Berk understands that the Plan, in order to be effective is subject to shareholder approval. The Plan is intended to qualify under Internal Revenue Code Sections 421 and 422. The options, which are intended to be "Incentive Stock Options" under the Internal Revenue Code, will vest in quarterly installments of 25,000 options at the end of each calendar quarter over the one year term. Not withstanding the foregoing, and in addition to any requirements of the Plan, any unvested options shall vest immediately upon termination of this Agreement, unless such termination is pursuant to Sections 8
(ii) or 8 (iii), in which event any options which are not vested at that time shall not vest. The options shall be exercisable until December 31, 2000. These terms and conditions shall be incorporated into the form of Incentive Stock Options granted to Berk under the Plan. The understanding of the parties regarding the stock options are independent of the other terms and conditions of this Agreement and the grant of stock options to Berk shall not be deemed additional compensation to Berk.

     6.   Life Insurance. The Company may, but shall not be obligated to apply
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for and procure as owner and for its own benefit or the benefit of any lender of the Company, insurance on Berk's life, in any amount and form or forms that the Company may choose. Berk shall, at the Company's request, submit to all medical examinations, supply all information and execute all documents required by the insurance company or companies to whom the Company has applied for the insurance.

     7.   Confidentiality.
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          (a) Confidentiality and Confidential Information. Berk agrees to
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regard and preserve as confidential all information obtained by him relating or pertaining to the Company's businesS, including projects, products. customers, trade secrets, confidential information (including business and financial information), and any computer programs and software or unpublished know-how, whether patented or unpatented, related to such business, and not to !publish or disclose any part of such information to others or use the same for my own purposes or the purposes of others, during the term of this employment or thereafter. Any information of the Company which is deemed a "trade secret" by the California Uniform Trade Secret Act shall be considered to be confidential information and therefore within the scope of this Agreement, unless the Company advises Berk otherwise in writing ('~Confidential Information"). Berk further agrees to preserve as confidential the Confidential Information of any third party to which he may have access and to treat such information as though it were Company Confidential Information.

          (b) Prevention of Unauthorized Release of Company Information. Berk
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agrees to promptly advise the Company of any knowledge which he may have of any unauthorized release or use of any Company Confidential Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining or being furnished with any Company Confidential Information.

          (c) Confidential Information of Third Parties. Berk agrees not to
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disclose to the Company and not to use in any way in connection with his employment any confidential information or trade secrets of any kind, or any embodiments thereof, of any previous employer or other third party. Specifically, and without limitation, Berk agrees to use only his general knowledge, experience and skill in connection with his employment with the Company and acknowledges that this is the purpose for which he has been hired by the Company.

          (d) Termination of Employment. Berk agrees that, upon termination of
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his employment with the Company (voluntary or otherwise), that he will return to the Company all things belonging to the Company, and that all documents, records, notebooks, and tangible articles containing or embodying Confidential Information, including copies thereof, then in his possession or control, whether prepared by Berk or others, will be left with the Company. Berk recognizes that the unauthorized taking of any of the Company's trade secrets is a crime under Section 499(c) of the California Penal Code, and is punishable by imprisonment in a state prison or in a county jail for a time not exceeding one year, or by a fine not exceeding five thousand dollars ($5,000), or by both such fine and such imprisonment. Berk further recognizes that such unauthorized taking of the Company's trade secrets may
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also result in civil liability under California Civil Code Section 3426, et seq., and that a willful taking may result in an award against Berk for the Company' s attorney's fees and triple the amount of the Company's damages.

     8.   Termination.  The Company shall have the right at any time to
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terminate Berk's employment under this Agreement without further liability or obligation pursuant to this Agreement upon the occurrence of any of the following events:

          (i) Berk dies, shall become physically or mentally disabled or impaired so as to prevent him from continuing the normal and proper performance of his duties and responsibilities hereunder for a period of three consecutive months; or
          (ii) Berk is convicted of any crime constituting a felony under the law of the United States or any State; or

          (iii) If Berk is in "Material Breach" of this Agreement as determined by the Board of Directors of the Company. The exercise of the right of the Company to terminate this Agreement shall not abrogate the rights and remedies of the Company in respect of the breach giving rise to such termination. For purposes of this subsection, "Material Breach" shall mean conduct amounting to fraud, dishonesty, or engaging in other acts of moral turpitude inimicable to the interests of the Company, or any acts or omissions to act which are determined by the Board of Directors to constitute gross negligence, or flagrant misconduct. or the continuous failure to follow instructions of the Board of Directors. The "Material Breach" shall be specified in a notice of termination to be delivered by the Company no later than the date as of which the termination is effective.

     If Berk's employment is terminated by the Company for any reason other than by mutual agreement or any of the reasons set forth in subsections (i) through
(iii) above, then the Company shall pay Berk the balance, if any due as salary for the month in which termination occurred, plus three additional months' salary and any earned, but unpaid incentive compensation bonus if a plan as specified in Section 4(c) of this Agreement has been adopted by the Company (the "Termination Pay") in full settlement of any and all claims of Berk arising out of or in connection with his employment by the Company. Such Termination Pay shall also include the unpaid, deferred portion of the Base Salary as specified in Section 4 (a) of this Agreement, if any, for each full month of his employment prior to termination.

     Berk shall have the right to terminate this Agreement in the event of a default by the Company of any material provision of this Agreement but only if Berk shall have first given written notice of the default to the Company and if within thirty days after receipt of that notice the Company has not cured that default. Upon termination neither Berk nor the Company shall have any further obligations under any of the provisions of this Agreement except that Berk shall be entitled to termination pay as specified in the immediate preceding paragraph.

     This Agreement may also be terminated by mutual agreement or the parties. In such event, no termination pay will be due Berk.

     9.   Remedies. If there is a breach or threatened breach of the provisions
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of Section 2 or 7 of this Agreement, the Company shall be entitled to an injunction restraining Berk from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

     10.  Severability. It is the clear intention of the parties to this
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Agreement that no term, provision or clause of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, unless such term provision or clause cannot be otherwise construed, interpreted, or modified to give effect to the intent of the parties and to be valid, legal or enforceable. In the event that such a term, provision. or clause cannot be so construed, interpreted or modified, the validity, legality and enforceability of the remaining provisions contained herein and other application(s) thereof shall not in any way be affected or impaired thereby and shall remain in full force and effect.

     11.  Waiver of Breach. The waiver by the Company or Berk of the breach of
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any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by that party.
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     12.  Entire Agreement. This document contains the entire agreement between
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the parties, supersedes all prior oral agreements, if any, and may not be changed orally, but only by agreement in writing signed by the parties.

     13. This Agreement, its validity, interpretation and enforcement, shall be governed by the laws of the State of California.

     14.  Notices.  Any notice pursuant to this Agreement shall be validly given
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or served if that notice is made in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the following addresses:

          If to Company: AMDL, Inc.
                         14272 Franklin Avenue
                         Suite 106
                         Tustin, California 92680-7017
                         Attn: Chief Executive Officer

          If to Berk:    Post Office Box 921527
                         Sylmar, California 91392

All notices so given shall be given effective upon receipt. Either party, by notice so given, may change the address to which his or its future notices shall be sent.

     15.  Assignment and Binding Effect.
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          (a) This Agreement shall be binding upon Berk and the Company and shall benefit the Company and its successors and assign.

          (b) This Agreement shall not be assignable by Berk.

     16.  Headings. The headings in this Agreement are for convenience only;
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they form no part of this Agreement and shall not affect its interpretation.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

                              AMDL, Inc.


                              By:_______________________________
                                 Executive Officer



                              __________________________________
                              Harry Berk